Exhibit 3.41

ARTICLES OF INCORPORATION

OF

REM, INC.

We, the undersigned, for the purpose of forming a corporation under the Minnesota Business Corporation Act, do hereby associate ourselves as a body corporate and do hereby adopt the following Articles of Incorporation:

ARTICLE I

The name of this corporation shall be REM, INC.

ARTICLE II

This corporation has been formed for general business purposes.

ARTICLE III

The corporation shall have all of the powers granted or available under the laws of the State of Minnesota and laws amendatory thereof and supplementary thereto, including but not limited to the following:

1.     The power to acquire, own, pledge, dispose of and deal in shares of capital stock, rights, bonds, debentures, notes, trust receipts and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations (including this corporation), associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government or by any state, territory, province, municipality or other political subdivision or by any governmental agency, domestic or foreign, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

2.     The power to aid in any manner any corporation, association, firm or individual, any of who securities, evidences of indebtedness, obligations or stock are held by the corporation directly or indirectly, or in which, or in the welfare of which, the corporation shall have any interest, and to guarantee securities, evidences of indebtedness and obligations of other persons, firms, associations and corporations.

3.     The power to carry out all or any part of the purposes of this corporation as principal or agent, or in conjunction, or as a partner of member of a partnership, syndicate or joint venture or otherwise, and in any part of the world to the same extent and as fully as natural persons might or could do.

ARTICLE IV

The duration of this corporation shall be perpetual.

ARTICLE V

The location and post office address of this corporation’s registered office in this state shall be 6921 York Avenue South, Edina, Minnesota 55435.

ARTICLE VI

The minimum amount of stated capital with which this corporation will begin business shall be not less than One Thousand Dollars ($1,000.00).

ARTICLE VII

The total authorized capital stock of this corporation shall consist of 2,500 shares of common stock having a par value of $10.00 per share.  All shares of stock of this corporation may be issued as full or fractional shares.  Each outstanding fractional share shall have the rights which are provided in these Articles of Incorporation, the By-Laws of this corporation and the laws of the State of Minnesota to which a full share of such stock is entitled, but in the proportion which such fractional share bears to a full share of such stock.

All shares of common stock shall be equal in every respect.  At all meetings of the shareholders, each shareholder of record entitled to vote thereat shall be entitled to one vote for each share (and a fractional vote for and equal to each fractional share) of stock standing in his name and entitled to vote at such meetings.  Shareholders shall have no rights of cumulative voting.  Shareholders shall not be entitled as a matter of right, preemptive or otherwise, to subscribe or apply for or purchase or receive any part of any unissued stock or other securities of this corporation, or of any stock or other securities issued and thereafter acquired by this corporation.

ARTICLE VIII

The names and post office addresses of the incorporators of this corporation are as follows:

Richard A. Hackett	300 Roanoke Building
Minneapolis, MN 55402

Nancy G. Barber	300 Roanoke Building
Minneapolis, MN 55402

Jane T. Maas	300 Roanoke Building
Minneapolis, MN 55402

ARTICLE IX

The management of this corporation shall be vested in a Board of Directors.  The Board of Directors of this corporation shall consist of five (5) directors or such other greater or lesser number of directors as may be permitted by law and as shall be provided in the By-Laws of this corporation or as determined by the shareholders at each annual meeting or any special meeting of the shareholders called for that purpose.  The names and post office addresses of the first Board of Directors of this corporation are as follows:

Robert E. Miller	6921 York Avenue South
Edina, MN 55433

Vergene M. Miller	6921 York Avenue South
Edina, MN 55433

Thomas E. Miller	6921 York Avenue South
Edina, MN 55433

Craig R. Miller	6921 York Avenue South
Edina, MN 55433

Douglas V. Miller	6921 York Avenue South
Edina, MN 55433

Each such director shall serve until the first annual meeting of shareholders and thereafter until his successor is duly elected and qualified, unless a prior vacancy shall occur by reason of his death, resignation or removal from office.

ARTICLE X

The authority to make and alter the By-Laws of this corporation is hereby vested in the Board of Directors of this corporation to the full extent permitted by law, subject, however, to the power of the shareholders of this corporation to repeal or alter such By-Laws.

Authority is hereby conferred upon and vested in the Board of Directors of this corporation to accept or reject subscriptions for shares of its capital stock, whether such subscriptions be made before or after its incorporation.  The Board of Directors shall have the authority to issue shares of stock and securities of the corporation to the full amount authorized by these Articles of Incorporation, and shall have the authority to grant and issue rights to convert securities of the corporation into shares of stock of the corporation, options to purchase shares or securities convertible into shares, warrants, and other such rights or options, and to fix the terms, provisions and conditions of such rights, options and warrants, including the option price or prices at which shares may be purchased or subscribed for and the conversion basis or bases of such rights, options and warrants.

ARTICLE XI

The shareholders of this corporation may, by a majority vote of all shares issued, outstanding and entitled to vote:

1.             Authorize the Board of Directors to sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets, including its good will, upon such terms and conditions and for such considerations, which may be money, shares, bonds, or other instruments for the payment of money or other property, as the Board of Directors deems expedient and in the best interests of the corporation;

2.             Amend the Articles of Incorporation of this corporation for any reason or lawful purpose, and in the event that any such amendment adversely affects the rights of holders of shares of different classes, the affirmative vote of a majority of each such class shall be sufficient to adopt the amendment; and

3.             Adopt and approve an agreement of merger or consolidation presented to them by the Board of Directors.

IN TESTIMONY WHEREOF, we have hereunto set out hands this 4th day of June, 1981.

/s/ Richard A. Hackett
Richard A. Hackett

/s/ Nancy G. Barber
Nancy G. Barber

/s/ Jane T. Maas
Jane T. Maas

STATE OF MINNESOTA	)
) ss.
COUNTY OF HENNEPIN	)

On this 4th day of June, 1981, before me a Notary Public within and for said County, personally appeared RICHARD A. HACKETT, NANCY G. BARBER, and JANE T. MAAS, to me known to be the persons named in and who execute the foregoing Articles of Incorporation, and who acknowledged that they executed the same as their free act and deed.

/s/ Nancy R. Lind
Notary Public, Minn.
My Commission Expires: